Exhibit 23.1



CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in this Registration Statement of Symons International Group, Inc. on Form S-8 (File No. 0-0000) of our report dated February 27, 1998, except as to Note 23 which is as of March 2, 1998, on our audits of the consolidated financial statements and financial statement schedules of Symons International Group, Inc. as of December 31, 1997 and 1996, and for the years ended December 31, 1997, 1996 and 1995, which was included in the 1997 annual report to the shareholders and incorporated by reference in the Annual Report on Form-10k (File No. 2-9042) for the year ended December 31, 1997.



/s/ PricewaterhouseCoopers, LLP

PricewaterhouseCoopers, LLP
Indianapolis, Indiana
January 22, 1999